UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        --------------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               DESC, S.A. DE C.V.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              United Mexican States                         52-1106564
--------------------------------------------        ----------------------------
    (State of Incorporation or Organization)             (I.R.S. Employer
                                                        Identification no.)

          Paseo de los Tamarindos 400-B
                 Bosque de las Lomas
                     Mexico, D.F.
                        Mexico                              05120
--------------------------------------------        ----------------------------
  (Address of Principal Executive Offices)                 (Zip Code)

If this form relates to the                    If this form relates to the
registration of a class of                     registration of a class of
securities pursuant to Section                 securities pursuant to Section
12(b) of the Exchange Act and                  12(g) of the Exchange Act and
is effective pursuant to General               is effective pursuant to General
Instruction A.(c), please                      Instruction A.(d), please
check the following box. [X]                   check the following box. [ ]


     Securities Act registration statement file number to which this form relates: 33-80126
              --------

        Securities to be registered pursuant to Section 12(b) of the Act:

    Title of Each Class                      Name of Each Exchange on Which
    to be so Registered                      Each Class is to be Registered
    -------------------                      ------------------------------

   Series B shares, without                      New York Stock Exchange
   expression of par value

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                                EXPLANATORY NOTE
                                ----------------

           At Shareholders Meetings held on March 8, 2004, the applicable shareholders of Desc, S.A. de C.V. approved a mandatory conversion of all the issued and outstanding series C shares of Desc into series B shares of Desc on a one-to-one basis (the "Reclassification"). The effective date of the Reclassification is March 16, 2004. Upon the effective date of the Reclassification, each Series C share will be reclassified as a Series B Share and each American Depositary Share ("ADS") of Desc, which formerly represented twenty series C shares, will represent twenty series B shares. The holders of series C shares and ADSs had limited voting rights that entitled them to vote only upon certain limited matters designated in Desc's bylaws. The series B shares, however, have full voting rights.

ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

           Set forth below is certain information concerning Desc, S.A. de C.V.'s ("Desc") capital structure and a description of certain provisions of Desc's bylaws as they currently exist and of applicable Mexican law regarding Desc's Series B common stock, without expression of par value ("Series B shares"). This description does not purport to be complete and is qualified in its entirety by reference to Desc's bylaws and the applicable provisions of Mexican law. An English translation of Desc's bylaws has been filed as an exhibit to this Form 8-A.


SHARE CAPITAL

           Desc's capital stock consists of 2 classes of common stock: Series A common stock and Series B common stock. Desc's bylaws require that the Series A shares represent at all times at least 51% of the outstanding capital stock.


VOTING RIGHTS

           Each Series A share and Series B share has full voting rights and entitles the holder to one vote at any meeting of Desc's stockholders. The holders of the Series A shares have the right to elect one more than half of the board of directors. The holders of the Series B shares have the right to elect the remaining members of the board of directors. Stockholders or groups of stockholders holding shares of any one class of shares which represent at least 10% of Desc's total equity capitalization are entitled to designate one director of the relevant series for each 10% held. Desc bylaws require that the A Shares represent at all times at least 51% of the outstanding capital stock.

           Under Mexican law, the holders of shares of any series are also entitled to vote as a class at a special meeting on any action that would prejudice the rights of holders of such series, and a holder of such series would be entitled to judicial relief against any such action taken without such a vote. The determination whether an action requires a class vote on these grounds would initially be made by Desc's board of directors or other party calling for stockholder action. Any determination that an action does not require a vote at a special meeting would be subject to judicial challenge by an affected stockholder, and the need for a vote at a special meeting would ultimately be determined by a court. There are no other procedures for determining whether a proposed stockholder action requires a class vote, and Mexican law does not provide extensive guidance on the criteria to be applied in making such a determination.


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
STOCKHOLDERS' MEETINGS

           Under Mexican law and Desc's bylaws, Desc may hold three types of stockholders' meetings: ordinary, extraordinary and special. Ordinary stockholders' meetings are those called to discuss any issue specified in
Article 181 of the Ley General de Sociedades Mercantiles (the "Mexican Companies Law") and other issues not reserved for extraordinary stockholders' meetings. An ordinary stockholders' meeting must be held at least annually during the four months following the end of each fiscal year to consider certain matters specified in Article 181, including, among other things, the approval of the report prepared by the board of directors on Desc's financial statements for the preceding fiscal year, the appointment of members of Desc's board of directors and statutory examiners and the determination of compensation for members of Desc's board of directors and statutory examiners.

           Extraordinary stockholders' meetings are those called to consider the matters specified in Article 182 of the Mexican Companies Law, including:

          o    extension of Desc's duration or voluntary dissolution;

          o    an increase or decrease in Desc's minimum fixed capital;

          o    change in Desc's corporate purpose or nationality;

          o    any transformation, merger or spin-off of Desc;

          o    any stock redemption or issuance of preferred stock or bonds;

          o the cancellation of the listing of Desc's shares with the Registro Nacional de Valores;

          o    amendments to Desc's bylaws; and

          o other matters for which applicable Mexican law or the bylaws specifically require an extraordinary meeting.

           Special stockholders' meetings are those called and held by stockholders of the same series or class to consider any matter particularly affecting the relevant series or class of shares.

           Under Mexican law, holders of 20% of Desc's outstanding capital stock may have any stockholder action set aside by filing a complaint with a Mexican court of competent jurisdiction within 15 days after the close of the meeting at which the action was taken, which shows that the challenged action violates Mexican law or Desc's bylaws. Relief under these provisions is only available to holders (1) who were entitled to vote on the challenged stockholder action and
(2) whose shares were not represented when the action was taken or, if represented, voted against such action.

           Stockholders' meetings are required to be held in Desc's corporate domicile, which is Mexico City. Calls for stockholders' meetings must be made by Desc's board of directors or statutory examiners or any Mexican court of competent jurisdiction. Desc's board of directors or statutory examiners may be required to call a meeting of stockholders by the holders of 10% of Desc's outstanding capital stock.

           Notice of stockholders' meetings must be published in the Diario Oficial de la Federacion or in a newspaper of major circulation in Mexico City at least 15 days prior to the meeting. Unless the approval of financial statements is to be discussed at the meeting, such notice period may be reduced to 5 days if Desc's board of directors deems such reduction appropriate based on the urgency of the matters to be discussed at such meeting. Each call of a stockholders' meeting must set forth the place, date and time of the meeting and the matters to be addressed at such meeting. Calls of a stockholders' meeting must be signed by whoever makes such calls.

           In order to attend and vote at a stockholders' meeting, a stockholder must request and obtain an admission card by depositing its share certificates (or evidence of deposit thereof in a Mexican bank) with the Secretary of Desc at least one day prior to the meeting. The stockholders may be represented at a stockholders' meetings by proxies named through a notarized power of attorney, a proxy letter or a power of attorney conferred in the form prepared by Desc for a specific meeting.


QUORUM

           A quorum on a first call of an ordinary stockholders' meeting is at least 50% of the outstanding shares. In order for a resolution of the ordinary stockholders' meeting to be validly adopted as a result of a first or a subsequent call, the favorable vote of the majority of the shares represented at such meeting is required.

           The quorum on a first call for an extraordinary stockholders' meeting is at least 75% of the outstanding shares. An extraordinary stockholders' meeting may be validly held pursuant to a second call with a quorum of at least 50% of the outstanding shares. In order for a resolution of the extraordinary general meeting to be validly adopted as a result of a first or a subsequent call, the favorable vote of 50% of the outstanding shares is required.


WITHDRAWAL RIGHTS

           The outstanding variable portion of Desc's capital stock may be fully or partially withdrawn by the stockholders. The minimum fixed portion of Desc's capital stock specified in Desc's bylaws cannot be withdrawn. A holder of shares representing Desc's variable capital stock that wishes to effect a total or partial withdrawal of its shares must notify Desc in an authenticated written notice to that effect. If notice of withdrawal is received prior to the last quarter of the fiscal year, the withdrawal becomes effective at the end of the fiscal year in which the notice is given. Otherwise, the withdrawal becomes effective at the end of the following fiscal year.

           The redemption of a stockholder's shares would be made at the lower of: (i) 95% of the value quoted on the Bolsa Mexicana de Valores, S.A. de C.V. (the "Mexican Stock Exchange") obtained from the weighted average price per volume of operations done during the last thirty days during which the shares of Desc have been traded, prior to the date on which the redemption must take effect, for a period that may not be more than six months; or (ii) the book value of the shares according to the general balance sheet corresponding to the close of the fiscal year immediately prior to that in which the separation must take effect, previously approved by the General Ordinary Stockholders Meeting. If the number of days on which the shares have been traded during the period set forth in the preceding paragraph is less than thirty, the days shall be taken when they were actually traded. If the shares were not traded in said period, the book value of the shares shall be used.

           The redemption shall be done against delivery and cancellation of the respective shares. Since Desc's inception, no stockholder has ever exercised its right to withdraw.


DIVIDENDS AND DISTRIBUTIONS

           At Desc's annual ordinary general stockholders' meeting, Desc's board of directors must submit to the holders of the Series A shares and the Series B shares Desc's financial statements for the preceding fiscal year. Five percent of Desc's net earnings must be allocated to a legal reserve fund until such fund reaches an amount equal to 20% of Desc's capital stock. Prior to the increase in capital approved by our stockholders on March 8, 2004, Desc's legal reserve fund satisfied this requirement. Additional amounts may be allocated to extraordinary, special or additional reserve funds as the stockholders may from time to time determine. The remaining balance, if any, of net earnings may be distributed as dividends or allocated for the redemption of shares. Any redemption must be approved in advance at an extraordinary stockholders' meeting.

           Dividends are paid to the registered holder of the relevant share or the duly authorized representative of such holder upon delivery of the applicable coupon. With respect to share certificates deposited with Indeval S.A. de C.V., Institucion para el Deposito de Valores ("Indeval"), payment of dividends is made through Indeval in accordance with customary payment procedures. Partially paid shares may participate in any distribution to the extent that such shares have been paid at the time of the distribution. Desc's ability to pay dividends is subject to limitations under our credit agreements and to Mexican legal requirements, which provide that a corporation may declare and pay dividends only out of the profits reflected in its year-end financial statements (approved by its stockholders), only if such payment is approved by its stockholders, and then only after the creation of a required legal reserve and the set off or satisfaction of losses, if any, incurred in previous fiscal years.

LIQUIDATION RIGHTS

           Upon a dissolution of Desc, one or more liquidators must be appointed at an extraordinary stockholders' meeting to wind up Desc's affairs. All fully paid and outstanding shares of capital stock, regardless of class, will be entitled to participate equally in any distribution upon liquidation. Partially paid shares participate in a liquidation distribution in the same manner as they would in a dividend distribution.


CHANGES IN SHARE CAPITAL

           An increase of capital stock may be effected through the issuance of new shares for payment in cash or in kind, by capitalization of indebtedness or by capitalization of certain items of stockholders' equity. No increase of capital stock may be effected until all previously issued shares have been fully paid. A reduction of capital stock may be effected to absorb losses, to redeem shares or to release stockholders from payments not made. A reduction of capital stock to absorb losses may be effected by reducing the value of all outstanding shares. A reduction of capital stock to redeem shares may be effected by reimbursing holders of shares pro rata or through a drawing before a public broker. Stockholders may also approve the redemption of fully paid shares with retained earnings, which would be effected by a repurchase of shares on the Mexican Stock Exchange (in the case of shares listed thereon).

           Desc's capital stock may be increased or decreased only by resolution of an extraordinary general stockholders' meeting and, if such increase or decrease affects the fixed portion of Desc's capital, an amendment to Desc's bylaws. Any holders of the Series A shares or the Series B shares would be entitled to vote on an increase or decrease in capital stock.

           No stockholder resolution is required for decreases in capital stock based on the exercise of a stockholder's right to withdraw variable shares or Desc's purchase of its shares or for increases based on a resale by Desc of shares it previously purchased.


PREEMPTIVE RIGHTS

           In the event of a capital increase through the issuance of new shares for payment in cash or in kind, a holder of existing shares generally has a preferential right to subscribe for a sufficient number of new shares to maintain the holder's proportionate holdings of shares.

           Except in limited circumstances, preemptive rights must be exercised within the period and under the conditions established for such purpose by the stockholders' meeting approving the increase and under Desc's bylaws, and in no case may such period be less than 15 calendar days following the publication of notice of the capital increase in the Diario Oficial de la Federacion, provided that if all stockholders are present or represented at such meeting such publication shall not be required. Otherwise, such rights will lapse. Under Mexican law, preemptive rights may not be waived in advance by a stockholder and cannot be represented by an instrument that is negotiable separately from the corresponding share. Holders of American Depositary Shares may exercise preemptive rights only through the depositary.

REGISTRATION AND TRANSFER OF THE SHARES

           All of Desc's series of shares are evidenced by share certificates in registered form, and registered dividend coupons may be attached to the certificates. Share certificates held by stockholders may have dividend coupons attached. If Desc and Indeval agree, share certificates deposited with Indeval will have no dividend coupons attached. Dividend coupons may only be presented for payment by the registered holder of the related share or its duly appointed agent. Stockholders of Desc may either hold their shares directly, in the form of physical certificates, or indirectly through institutions that have accounts with Indeval. Accounts may be maintained at Indeval by brokers, banks, other financial institutions or other entities ("Indeval Participants") approved by the Comision Nacional Bancaria y de Valores (the National Banking and Securities Commission or the "CNBV"). Desc maintains a share registry, and only those persons listed in such registry and those holding certificates issued by Indeval and any relevant Indeval Participant indicating ownership will be recognized as stockholders by Desc.


OTHER PROVISIONS


LIABILITIES OF THE MEMBERS OF THE BOARD OF DIRECTORS

           Under Mexican law, an action for civil liabilities against members of Desc's board of directors may be initiated by a stockholders' resolution. The director against whom such action is brought will cease to be a member of the board immediately upon the stockholders' adoption of a resolution demanding responsibility for such civil liabilities. Additionally, stockholders representing not less than 15% of Desc's outstanding shares may directly take such action against members of Desc's board of directors, if (1) such stockholders have not voted against taking such action at the relevant stockholders' meeting and (2) the claim in question covers damage alleged to have been caused to Desc and not merely to the individual plaintiffs. Any recovery of damages with respect to the action will be for Desc's benefit and not for the stockholders bringing such action.


PURCHASE BY DESC OF ITS SHARES

           According to Mexican law, Desc may repurchase any Desc shares on the Mexican Stock Exchange at any time at the then prevailing market price. If Desc repurchases Desc's shares and holds onto them (i.e., the shares are not cancelled or placed in Desc's treasury), Desc must record such repurchase as a charge to Desc's net worth. If the repurchased shares are placed in Desc's treasury, Desc must record such repurchase as a charge to Desc's stockholders' equity and no stockholder approval is REQUIRED. The general ordinary stockholders' meeting must expressly approve for each fiscal year the maximum amount of funds that may be used for stock repurchases, with the sole limitation that such designated amount may not exceed Desc's net profits, including retained profits. Any of Desc's shares that are owned by Desc and are not cancelled or placed in Desc's treasury may not be represented at any stockholders' meeting. Desc may publicly sell any of these repurchased shares, whether owned directly by Desc or held as treasury shares.

REPURCHASES IN THE EVENT OF DELISTING

           In accordance with the regulations of the CNBV, Desc's majority stockholders are obligated to make a public offer for the purchase of stock held by minority stockholders if the listing of Desc's stock with the Mexican Stock Exchange is canceled, either by resolution of Desc or by an order of the CNBV. The price at which the stock must be purchased by the majority stockholders is the higher of:

          o the average quotation price for the 30 days prior to the date of the offer; or

          o the book value, as reflected in the last quarterly report filed with the CNBV and the Mexican Stock Exchange.

           The majority stockholders are not bound to make the repurchase if all Desc's stockholders agree to waive that right.


APPRAISAL RIGHTS

           Whenever a stockholders' meeting approves a change of Desc's corporate purpose, a change of Desc's nationality, a restructuring from one type of corporate form to another or a spin-off (escision), any stockholder who has voted against such change or restructuring has the right to withdraw from Desc and receive an amount equal to the book value of Desc's shares (in accordance with Desc's latest balance sheet approved by an ordinary general meeting), provided the dissenting stockholder exercises its right to withdraw during the 15-day period following the meeting at which such change or restructuring was approved.


STOCKHOLDER'S CONFLICTS OF INTEREST

           Pursuant to Article 196 of the Mexican General Law of Commercial Companies, any stockholder that has a direct or indirect conflict of interest with respect to a transaction must abstain from discussing and voting with respect to such transaction at the relevant stockholders' meeting. A stockholder that votes on a transaction in which its interest conflicts with that of Desc may be liable for damages if the relevant transaction would not have been approved without such stockholder's vote.


DIRECTOR'S CONFLICTS OF INTEREST

           Pursuant to Article 14 Bis 5 of the Ley del Mercado de Valores (the "Securities Market Law"), any director, the statutory examiner that attends the Audit Committee meetings or any member of such committee, that has a direct or indirect conflict of interest with respect to a transaction that is presented to the board of directors or to the Audit Committee must disclose such conflict to the board of directors or committee and abstain from discussing and voting with respect to such transaction.

RIGHTS OF STOCKHOLDERS

           The protections afforded to minority stockholders under Mexican law are different from those in the United States and many other jurisdictions. The substantive law concerning fiduciary duties of directors has not been the subject of extensive judicial interpretation in Mexico, unlike many states in the United States where duties of care and loyalty elaborated by judicial decisions help to shape the rights of minority stockholders. Mexican civil procedure does not contemplate class actions or stockholder derivative actions, which permit stockholders in U.S. courts to bring actions on behalf of other stockholders or to enforce rights of the corporation itself. Stockholders cannot challenge corporate action taken at a stockholders' meeting unless they meet certain procedural requirements, as described above under "Stockholders' Meetings." As a result of these factors, in practice it may be more difficult for Desc's minority stockholders to enforce rights against us or Desc's directors or controlling stockholders than it would be for stockholders of a U.S. company. In 2001, the Mexican government increased minority stockholders' rights by amending the Securities Market Law and enacting other regulations to reduce the ownership percentages necessary to exercise minority rights and permit minority stockholders to sell their shares in the event of a change of control in Desc.


ENFORCEABILITY OF CIVIL LIABILITIES

           Desc is organized under the laws of Mexico, and most of Desc's directors, officers and controlling persons reside outside the United States. In addition, all or a substantial portion of Desc's assets and their assets are located in Mexico. As a result, it may be difficult for investors to effect service of process within the United States on such persons. It may also be difficult to enforce against them, either inside or outside the United States, judgments obtained against them in U.S. courts, or to enforce in U.S. courts judgments obtained against them in courts in jurisdictions outside the United States, in any action based on civil liabilities under the U.S. federal securities laws. There is doubt as to the enforceability against such persons in Mexico, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws.


EXCLUSIVE JURISDICTION

           Desc's bylaws provide that legal actions relating to the execution, interpretation or performance of Desc's bylaws shall be brought only in the courts of Mexico City, Federal District.


DURATION

           Desc's existence under Desc's bylaws is 99 years from June 15, 1994.


TAX TREATY BETWEEN THE UNITED STATES AND MEXICO

           The United States and Mexico have signed and ratified a Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Protocols thereto. This Convention is referred to as the "Tax Treaty". The Tax Treaty is currently in effect and summarized below are the provisions of the Tax Treaty that may affect holders of American Depositary Shares, which represent 20 Series B shares ("ADSs"), and Series B shares who are residents of the United States (as defined in the Tax Treaty).

           Mexico has also executed treaties to avoid double taxation with other countries as well as agreements providing for the exchange of information with respect to tax matters, some of which presently are in force. The following summary does not take into account the effect of any such treaties. Readers should consult their tax advisors as to their entitlement to the benefits afforded by the Tax Treaty or such other treaties.


MEXICAN FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF ADSS AND SERIES SERIES B SHARES

           The following is a summary of the principal consequences under current Mexican federal tax laws, the regulations and administrative rules issued by the Ministry of Finance and Public Credit and the Tax Treaty of the purchase, ownership and disposition of ADSs or Series B shares by a holder that is not a resident of Mexico, as in effect as of the date hereof. Readers are cautioned that these laws and regulations are subject to change or differing interpretations, which changes or differing interpretations could apply retroactively. This summary does not address the tax laws of any state or municipality in Mexico. Readers are cautioned that this is not a complete analysis or listing of all potential tax effects that may be relevant to a decision to purchase, hold or dispose of ADSs or Series Bshares.

           For purposes of Mexican taxation, an individual is a resident of Mexico if he has established his home or main business location in Mexico. An individual is deemed to have his main business location in Mexico when (i) more than 50% of his worldwide income in the calendar year is Mexican sourced or (ii) Mexico is the main center of his professional activity. Individuals of Mexican nationality are deemed to be Mexican residents for tax purposes, unless proof is submitted to the contrary. A legal entity established under Mexican law or having its principal offices or management in Mexico is deemed a resident of Mexico. A person having a permanent establishment in Mexico will be regarded as a resident of Mexico and will be required to pay taxes in Mexico in accordance with applicable law in respect of all Mexican-source income.


TAXATION OF DIVIDENDS

           Dividends paid either in cash or in any other form to Mexican individuals and to all non-Mexican stockholders, whether individuals or entities, with respect to the ADSs or the Series B shares represented by ADSs, are not subject to a Mexican withholding tax.

           Desc will not be subject to any tax in connection with a dividend payment if the amount maintained in Desc's previously taxed net earnings account (cuenta de utilidad fiscal neta or "CUFIN") exceeds the dividend payment to be made. However, if the dividend payment is in an amount greater than Desc's CUFIN balance (which may occur in a year when net profits exceed the balance in such accounts), then Desc will be required to pay up to 33% in 2004 and 32% beginning in 2005 on an amount equal to the product of (i) the portion of the amount which exceeds such balance times 1.4925 in 2004 and 1.4706 in 2005.

TAXATION OF CAPITAL GAINS

           Gains on the sale or other disposition of ADSs by holders who are not residents of Mexico will not be subject to Mexican tax, if such disposition takes place over a stock exchange located in a highly liquid market of a country with which Mexico has executed a treaty to avoid double taxation. Deposits of Series B shares in exchange for ADSs and withdrawals of Series B shares in exchange for ADSs will not give rise to Mexican taxes.

           Gains on the sale of Series B shares by holders who are not residents of Mexico will not be subject to any Mexican tax if (1) the transaction is carried out through the Mexican Stock Exchange, (2) such disposition takes place over a stock exchange located in a highly liquid market of a country with which Mexico has executed a treaty to avoid double taxation, or (3) the Series B shares, as is the case, are on the list of publicly-traded shares published by the Ministry of Finance and Public Credit through general rules.

           Under current law, the sale or disposition of Series B shares other than through the Mexican Stock Exchange by holders who are not residents of Mexico is generally subject to a Mexican tax at a rate of 25% of the gross sales price. However, if the holder is a resident of a country which is not considered to be a low tax rate country (by reference to a list of low rate countries published by the Mexican Ministry of Finance and Public Credit), the holder may elect to designate a resident of Mexico as its representative for Mexican tax purposes, in which case taxes would be payable at a maximum rate of 33% on the gain on such disposition. The maximum rate will be gradually reduced by one percent per year until 2005. In 2005 and thereafter, the maximum rate will be 32%. The United States is not considered to be low tax rate country. The Tax Treaty exempts United States residents from Mexican capital gains taxes on dispositions of stock (whether or not those dispositions are carried out through the Mexican Stock Exchange), provided that (i) during the 12-month period before the disposition, the U.S. resident did not hold, directly or indirectly, an equity interest of 25% or more in the Mexican company, (ii) less than 50% of the assets of the Mexican company consist of immovable property situated in Mexico or (iii) the gain is not attributable to a permanent establishment in Mexico of the U.S. resident.


OTHER MEXICAN TAXES

           There are no Mexican inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of ADSs or Series B shares, although gratuitous transfers of Series B shares may in some circumstances cause a Mexican federal tax to be imposed on the recipient. There are no Mexican stamp, issue, registration or similar taxes or duties payable by holders of ADSs or Series B shares.


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
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS - ADSS OR SERIES SERIES B SHARES


GENERAL

           Subject to the limitations described below, the following discussion describes the material United States federal income tax consequences to a U.S. Holder (as defined below) that is a beneficial owner of the ADSs or Series B shares (the "Shares") and that holds them as capital assets. For United States federal income tax purposes, a U.S. Holder (as defined below) of ADSs will be treated as the owner of the Shares that those ADSs represent. Accordingly, this discussion generally treats ownership of ADSs as equivalent to owning Shares and the United States federal income tax consequences discussed below apply equally to owners of both Shares and ADSs. For purposes of this summary, a "U.S. Holder" is a beneficial owner of Shares who or that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal tax purposes) created or organized in the United States or under the laws of the United States or of any state or the District of Columbia, (iii) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

           This summary is for general information purposes only. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each person's decision to purchase Shares. As this is a general summary, prospective owners of Shares are advised to consult their own tax advisers with respect to the U.S. federal, state and local tax consequences, as well as to non-U.S. tax consequences, of the acquisition, ownership and disposition of Shares applicable to their particular tax situations.

           This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), current and proposed U.S. Treasury regulations promulgated thereunder, and administrative and judicial decisions, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion does not address all aspects of United States federal income taxation that may be relevant to any particular holder based on such holder's individual circumstances. In particular, this discussion does not address the potential application of the alternative minimum tax or the United States federal income tax consequences to holders that are subject to special treatment, including:

          o    broker-dealers, including dealers in securities or currencies;

          o    insurance companies;

          o    taxpayers that have elected mark-to-market accounting;

          o    tax-exempt organizations;

          o    financial institutions or "financial services entities";

          o taxpayers who hold Shares as part of a straddle, "hedge" or "conversion transaction" with other investments;

          o holders owning directly, indirectly or by attribution at least 10% of Desc's voting power or 10% of the value of Desc's stock;

          o    taxpayers whose functional currency is not the Dollar;

          o certain expatriates or former long-term residents of the United States; and

          o    taxpayers who acquire Shares as compensation.

           This discussion does not address any aspect of United States federal gift or estate tax, or state, local or non-United States tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or persons who hold Shares through a partnership or other pass-through entity. Certain material aspects of United States federal income tax relevant to a beneficial owner other than a U.S. Holder (a "NON-U.S. HOLDER") also are discussed below. EACH INVESTOR IS ADVISED TO CONSULT SUCH PERSON'S OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH PERSON OF PURCHASING, HOLDING OR DISPOSING OF SHARES.


TAXATION OF DIVIDENDS PAID ON SHARES

           In the event that Desc pays a dividend, and subject to the discussion of the passive foreign investment company, or "PFIC," rules below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any distribution paid on the Shares on the date the distribution is received (which, in the case of ADSs, will be the date of receipt by the Depositary) to the extent the distribution is paid out of Desc's current or accumulated earnings and profits, as determined for United States federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder's basis in the Shares and, to the extent in excess of such basis, will be treated as a gain from the sale or exchange of the Shares. Distributions of current or accumulated earnings and profits paid in foreign currency to a U.S. Holder will be includible in the income of a U.S. Holder in a Dollar amount calculated by reference to the exchange rate on the date the distribution is received (which, in the case of ADSs, will be the date of receipt by the Depositary), regardless of whether the payment is in fact converted into U.S. dollars on such date. A U.S. Holder that receives a foreign currency distribution and converts the foreign currency into U.S. dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the Dollar, which will generally be U.S. source ordinary income or loss.

           Distributions of Desc's current or accumulated earnings and profits will be foreign source passive income for United States foreign tax credit purposes and will not qualify for the dividends received deduction otherwise available to corporations. U.S. Holders will not be entitled to a deduction or credit for any taxes paid by us on a distribution. See "Mexican Federal Income Tax Considerations for holders of ADSs and Series Series B shares - Taxation of dividends."

           Dividends paid to non-corporate U.S. Holders after May 5, 2003 and before 2009 may qualify for a reduced rate of taxation of 15% or lower under recently enacted legislation if (i) Desc's shares or ADSs are readily tradable on an established securities market in the United States or (ii) Desc qualifies for benefits under a comprehensive income tax treaty with the United States which includes an exchange of information program. Upon issuance, Desc's ADSs representing B Shares will be traded on an established securities market in the United States. Dividends will not qualify for the preferential rate if Desc is treated, in the year the dividend is paid or in the prior year, as a foreign investment company, foreign personal holding company, or a passive foreign investment company ("PFIC"). Due to the nature of Desc's operations and/or ownership, Desc does not believe it is a foreign investment company or a foreign personal holding company. While Desc does not believe it is a PFIC, see the discussion below at "--Passive Foreign Investment Companies" concerning Desc's status as a PFIC. If Desc's beliefs concerning its PFIC status are correct and Desc's ADSs continue to be readily tradeable on an established securities exchange in the United States, dividend distributions with respect to Desc's shares should be treated as qualified dividend income, subject to the U.S. holder satisfying holding period and other requirements described below. A U.S. holder will not be entitled to the preferential rate: (a) if the U.S. holder has not held the ordinary shares or ADRs for at least 61 days of the 120 day period beginning on the date which is 60 days before the ex-dividend date, or (b) to the extent the U.S. holder is under an obligation to make related payments on substantially similar property. Any days during which the U.S. holder has diminished its risk of loss on Desc's shares are not counted towards meeting the 61-day holding period. Based on IRS New Release 4004-22, the IRS intends to give current effect to proposed legislation changing the aforementioned 120 day period to a 121 day period. Finally, U.S. holders who elect to treat the dividend income as "investment income" pursuant to section 163(d)(4) of the Code will not be eligible for the preferential rate of taxation


TAXATION OF THE SALE OR EXCHANGE OF SHARES

           Subject to the discussion of the PFIC rules below, upon the sale or exchange of Shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder's basis in the Shares, which is usually the Dollar cost of such shares, and the amount realized on such sale or exchange. Capital gain from the sale or exchange of the Shares held more than one year is long-term capital gain. Long-term capital gains recognized by non-corporate U.S. Holders after May 5, 2003 and before 2009 may qualify for a reduced rate of taxation of 15% or lower under recently enacted legislation. Gain or loss recognized by a U.S. Holder on a sale or exchange of Shares generally will be treated as United States source income or loss for United States foreign tax credit purposes. The deductibility of a capital loss recognized on the sale or exchange of Shares is subject to limitations.

           If the Shares are publicly traded, a disposition of Shares will be considered to occur on the "trade date," regardless of the U.S. Holder's method of accounting. A U.S. Holder that uses the cash method of accounting calculates the Dollar value of the proceeds received on the sale as of the date that the sale settles. However, a U.S. Holder that uses the accrual method of accounting is required to calculate the value of the proceeds of the sale as of the trade date and, therefore, may realize foreign currency gain or loss, unless such U.S. Holder has elected to use the settlement date to determine its proceeds of sale for purposes of calculating such foreign currency gain or loss. In addition, a U.S. Holder that receives foreign currency upon the sale or exchange of the Shares and converts the foreign currency into U.S. dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the Dollar, which will generally be U.S. source ordinary income or loss.

           U.S. Holders generally will not be entitled to claim a foreign tax credit for any Mexican tax incurred on a sale of the Shares against U.S. tax imposed on any gain from the sale. See "Mexican Federal Income Tax Considerations for Holders of ADSs and Series Series B shares - Taxation of capital gains."


PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

           Desc would be a passive foreign investment company, or PFIC, for United States federal income tax purposes, if 75% or more of Desc's gross income in a taxable year, including the pro-rata share of the gross income of any company, U.S. or foreign, in which Desc is considered to own 25% or more of the shares by value, is passive income. Alternatively, Desc will be considered to be a PFIC if 50% or more of Desc's assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including the pro-rata share of the assets of any company, U.S. or foreign, in which Desc is considered to own 25% or more of the shares by value, are held for the production of, or produce, passive income.

           If Desc is a PFIC, a U.S. Holder may be subject to adverse United States federal income tax consequences upon receipt of distributions by us or upon realizing a gain on the disposition of Desc's Shares, including taxation of such amounts as ordinary income and the imposition of an interest charge on the resulting tax liability as if such ordinary income accrued over the U.S. Holder's holding period for the PFIC shares. Desc believes that it was not a PFIC for 2003 and believes it will not be a PFIC for 2004. However, there can be no assurances that Desc will not become a PFIC. U.S. Holders are strongly urged to consult their tax advisors about the PFIC rules.


TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF SHARES

           Except as described in "U.S. Information Reporting and Backup Withholding" below, a Non-U.S. Holder who is a beneficial owner of Shares will not be subject to United States federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, such Shares, unless:

          o such item is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, in the case of a resident of a country which has a treaty with the United States, such item is attributable to a permanent establishment or, in the case of an individual, a fixed place of business, in the United States; or

          o the Non-U.S. Holder is an individual who holds the Shares as capital assets and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption.


U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING

           U.S. Holders generally are subject to information reporting requirements with respect to dividends paid in the United States on Shares. In addition, U.S. Holders are subject to U.S. backup withholding (currently at a rate of 28%) on dividends paid in the United States on Shares unless the U.S. Holder provides an IRS Form W-9 or otherwise establishes an exemption. U.S. Holders are subject to information reporting and backup withholding (currently at a rate 28%) on proceeds paid from the sale, exchange, redemption or other disposition of Shares unless the U.S. Holder provides an IRS Form W-9 or otherwise establishes an exemption.

           Non-U.S. Holders generally are not subject to information reporting or backup withholding with respect to dividends paid on, or proceeds upon the sale, exchange, redemption or other disposition of, Shares, provided that such Non-U.S. Holder provides a taxpayer identification number, certifies to its foreign status, or otherwise establishes an exemption.

           Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against such U.S. Holder's or Non-U.S. Holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service.

                     DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

           Citibank, N.A. has agreed to act as the depositary bank for the ADS (the "Depositary"). Citibank's depositary offices are located at 111 Wall Street, New York, New York 10043. American depositary shares are frequently referred to as ADSs and represent ownership interests in securities that are on deposit with the Depositary. ADS are normally represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs". The Depositary typically appoints a custodian to safekeep the securities on deposit.

           Desc has appointed Citibank as the depositary bank pursuant to the Amended and Restated Deposit Agreement dated as of June 29, 1994 and effective as of July 20, 1994, as amended by Amendment No. 1 to the Amended and Restated Deposit Agreement, dated as of July 15, 1996, and entered into among Desc, the Depositary and all holders from time to time of the ADRs (the "Deposit Agreement"). A copy of the Deposit Agreement is on file with the Securities and Exchange Commission under cover of a registration statement on Form F-6. A holder of an ADS may obtain a copy of the Deposit Agreement from the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please refer to Registration Number 033-80128 when retrieving such copy.

           Set forth below is a summary description of the material terms of the ADSs and of a holder's material rights as an owner of ADSs. Please note that summaries by their nature lack the precision of the information summarized and that a holder's rights and obligations as an owner of ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. Desc urges holders of ADSs to review the Deposit Agreement in its entirety.

           Each ADS represents the right to receive twenty Series B shares on deposit with the custodian. As an owner of an ADS, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The Deposit Agreement and the ADR specify Desc's rights and obligations as well as a holder's rights and obligations as an owner of ADSs and those of the Depositary. As an ADS holder you appoint the Depositary to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, Desc's obligations to the holders of Series B shares will continue to be governed by the laws of Mexico, which may be different from the laws in the United States.

           As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Please consult with your broker or bank to determine what those procedures are.

DEPOSIT AND WITHDRAWAL OF SHARES

           The Depositary has agreed that, upon deposit to the custodian's account with Indeval of Series B shares accompanied by delivery of such appropriate instruments or evidence of transfer as are acceptable to the Custodian and upon payment of the fees, charges and taxes provided in the Deposit Agreement and such other payments as may be required by the Depositary, the Depositary, subject to the terms of the Deposit Agreement, will execute and deliver at its principal office to, or upon the written order of, the person or persons specified in a written order of the depositor, an ADR or ADRs registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit.

           Subject to the terms and conditions of the Deposit Agreement and any limitations established by the Depositary, the Depositary may execute and deliver ADRs prior to the receipt of Series B shares (a "Pre-Release") and may receive ADRs in lieu of Series B shares in satisfaction of a Pre-Release. Each Pre-Release shall be (a) preceded or accompanied by a written representation and agreement from the person to whom ADRs are to be delivered that such person, or its customer, owns the Series B shares to be remitted, (b) at all times fully collateralized with cash, U.S. government securities or such other collateral of comparable safety and liquidity, (c) terminable by the Depositary on not more than five (5) business days' notice, and (d) subject to such further indemnities and credit regulations as the Depositary reasonably deems appropriate. The Depositary will limit the number of ADRs issued by Pre-Release involved in transactions to be done in accordance with the terms described in this paragraph with any one person on a case by case basis as it deems appropriate. The collateral referred to in clause (b) above shall be held by the Depositary for the benefit of the owners of ADRs as security for the performance of the obligations to deliver shares set forth in clause (a) above. The Depositary will limit the number of ADRs involved in such Pre-Release transactions so that the number of ADSs represented thereby will not, at any one time, exceed fifteen percent (15%) of the total number of ADSs then outstanding (without giving effect to ADSs outstanding as a result of Pre-Release); however, the Depositary reserves the right to change or disregard such limit after consultation with Desc and upon its consent.

           Desc has agreed in the Deposit Agreement that neither Desc nor any company controlled by, or under common control with Desc will deposit Shares in connection with the original issuance thereof or in connection with a sale of Series B shares previously issued and reacquired by Desc, unless (i) a registration statement is in effect as to such Shares, (ii) such deposit, and the issuance of ADRs in respect thereof, is exempt from the registration under the Securities Act of 1933, as amended (the "Securities Act"), or (iii) Desc directs the Depositary to adopt an alternative method of distributing such Shares.

           Upon surrender of ADRs at the principal office of the Depositary, and upon payment of the fees provided in the Deposit Agreement, and applicable governmental charges and taxes, ADR owners are entitled to electronic delivery, through Indeval or through institutions that maintain accounts with Indeval, and/or physical delivery of Series B shares or any other property that the surrendered ADRs evidence the right to receive. At the request, risk and expense of the ADR owner surrendering ADRs, the Depositary shall deliver cash or other property (other than rights) that the surrendered ADRs evidence the right to receive at the principal office of the Depositary.

DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

           The Depositary is required to convert or cause to be converted, as soon as possible, into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and in accordance with applicable law, and transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions (including the net proceeds from any sale of securities, property or rights distributed to owners of Series B shares) denominated in Mexican pesos (or any other currency other than U.S. dollars) that it receives in respect of the deposited Shares, and to distribute the amount received to the owners of ADRs in proportion to the number of ADRs evidenced by such holder's ADRs without regard to any distinctions among owners on account of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The amount distributed will be reduced by any amounts to be withheld by Desc, its withholding agent (if any), the Depositary or the custodian, including amounts on account of any applicable taxes and certain other expenses. If the Depositary determines in its judgment that any currency other than U.S. dollars received by it cannot be so converted on a reasonable basis and transferred, or if the approval or tense of any government or agency thereof is denied or in the Depositary's opinion cannot be obtained at a reasonable cost or within a reasonable period of time as determined by the Depositary, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to, or in its discretion may hold such foreign currency (without liability for interest thereon) for the respective accounts of, the holders entitled to receive the same.

           If Desc declares a dividend in, or free distribution of, additional Series B shares, upon receipt by or on behalf of the Depositary of such additional shares, the Depositary may with the approval of Desc, and shall if Desc so requests, distribute as promptly as practicable to the owners of outstanding ADRs, in proportion to the number of ADSs evidenced by their respective ADRs, additional ADRs evidencing an aggregate number of ADSs that represents the number of shares received as such dividend or free distribution, subject to the provisions of the Deposit Agreement, including the withholding of taxes and the governmental charges and the payment of fees, if any. In lieu of delivering ADRs for fractional ADSs in the event of any such distribution, the Depositary may sell the amount of Series B shares represented by the aggregate of such fractions and distribute the net proceeds to owners of ADRs in accordance with the Deposit Agreement. If additional ADRs (other than ADRs for fractional ADSs) are not so distributed, each ADS shall thereafter also represent the additional shares distributed in respect of the Series B shares represented by such ADS prior to such dividend or free distribution.

           If Desc offers, or causes to be offered, to the owners of Series B shares any rights to subscribe for additional Series B shares or any rights of any other nature, the Depositary, after consultation with Desc, shall have discretion as to the procedure to be followed in making such rights available to holders, provided that the Depositary, if Desc so requests and provides an opinion of counsel as to the absence of any registration requirements under the Securities Act with respect to such additional Series B shares or other rights or as to the effectiveness of a registration statement under the Securities Act with respect thereto, will either (i) if the Depositary determines in its discretion that it is lawful and feasible, make such rights available to owners of ADRs by means of warrants or otherwise and upon provision of any documents or certifications requested by the Depositary or (ii) if making such rights available, in the discretion of the Depositary, is not lawful or feasible, or if the rights represented by such warrants or other instruments are not exercised and appear to be about to lapse, use its discretion to sell such rights or warrants or other instruments, if a market therefor is available, at public or private sale, at such place or places and upon such terms as the Depositary may deem proper, and allocate the net proceeds of such sales for the accounts of the holders otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among holders on account of exchange restrictions or the date of delivery of an ADR or ADRs or otherwise. In the event such rights may not be made available to owners of ADRs or be disposed of, the Depositary shall, after consultation with Desc, allow such rights to lapse (without incurring liability to any person as a consequence thereof).

           The Depositary will not make available to holders any right to subscribe for or to purchase any securities unless a registration statement under the Securities Act with respect to such securities is in effect or unless the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act and any other applicable laws. Neither Desc nor the Depositary will have any obligation to file a registration statement under the Securities Act or otherwise register such rights or securities under any other applicable laws to make available to holders any rights to subscribe for or to purchase any securities. If Desc or the Depositary does not file a registration statement under the Securities Act or otherwise register such rights or securities under any applicable law, and an exemption from registration is not available, holders would not be permitted to purchase such securities or otherwise exercise such rights and the Depositary would, to the extent possible, dispose of such rights for the accounts of such holders, as provided in the preceding paragraph. Such a disposal of rights may reduce the proportionate equity interest of the holders in Desc. Because Mexican law does not contemplate the issuance of preemptive rights in negotiable form, there is unlikely to be a liquid market for preemptive rights, and this will adversely affect the amount the Depositary would realize upon disposal of rights.

           Whenever the custodian shall receive any distribution other than cash, Series B shares or rights upon any deposited securities, the Depositary shall, upon consultation with Desc, cause the securities or property so received to be distributed to the holders entitled thereto, in proportion to the number of ADSs representing such deposited securities held by them respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary it cannot cause such securities or property to be distributed or such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including any requirement that Desc or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to owners of ADRs ), the Depositary deems such distribution not to be feasible, the Depositary may dispose of all or a portion of such property in such amounts and in such manner, including by public or private sale, as the Depositary deems equitable and practicable, and the Depositary will distribute the net proceeds of any such sale or the balance of any such property after deduction of any fees of the Depositary as provided in the Deposit Agreement.

CHANGES AFFECTING THE DEPOSITED SECURITIES

           Upon any change in par value, any split, consolidation, cancellation or other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets effecting Desc or to which it is a party, any Series B shares or other securities received by the Depositary or the custodian in exchange for, in conversion of or otherwise in respect of deposited securities, shall be treated as newly deposited securities under the Deposit Agreement, and ADSs shall thenceforth represent the right to receive the securities so received, unless additional ADRs are delivered, as in the case of a stock dividend, or unless the Depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to owners of the ADRs, the Depositary may, with Desc's approval (and shall, if Desc so requests) sell such securities at a public or private sale and allocate the net proceeds of such sale to the owners entitled thereto as provided in the Deposit Agreement.

RECORD DATES

           Whenever any cash dividend or other cash distribution shall become payable, or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Series B shares, or whenever the Depositary shall receive notice of any meeting at which owners of Series B shares are entitled to vote, or the Depositary causes a change in the number of Series B shares that are represented by each ADS, the Depositary, after consultation with Desc, shall fix a record date, which date shall be as near as practicable to the record date fixed by Desc for the determination of the owners of ADRs who are entitled to receive such dividend, distribution or rights, or net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting or after which each ADS shall represent such changed number of shares, subject to the provisions of the Deposit Agreement.

VOTING OF THE UNDERLYING DEPOSITED SECURITIES

           As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of owners of Series B shares or other deposited securities, the Depositary has agreed to mail to owners of ADRs registered on the books of the Depositary a notice in English containing (a) such information (or a summary thereof) as is contained in such notice of meeting, (b) a statement that each owner of ADRs at the close of business on a specified record date will be entitled, subject to any applicable provisions of Mexican law and the bylaws of Desc, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such owners' ADRs and (c) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of ADRs on such record date, received on or before the date established by the Depositary for such purpose, the Depositary has agreed to endeavor, insofar as practicable and permitted under Mexican law, the Deposit Agreement and the provisions of the bylaws of Desc, to vote or cause to be voted the amount of Series B shares represented by the ADSs evidenced by such owner of ADRs in accordance with any instruction set forth in such request. The Depositary has agreed not to, and will ensure that the custodian does not, vote or attempt to vote the Series B shares evidenced by the ADSs evidenced by the ADRs other than in accordance with such instructions.

           Please note that the ability of the Depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. Desc cannot assure holders of the ADRs that you will receive voting materials in time to enable the holders to return voting instructions to the Depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.


REPORTS AND NOTICES

           The Depositary will make available for inspection by owners of ADRs at its principal office any reports and communications received from Desc which are both received by the Depositary or the custodian and made generally available by Desc to the owners of deposited securities. The Depositary will also send to such owners copies of such reports when furnished by Desc to the custodian.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

           The form of the ADRs and the Deposit Agreement may at any time be amended by agreement between Desc and the Depositary. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing right of ADR owners, will not take effect as to the outstanding ADRs until the expiration of three months after notice of such amendment has been given to the owners of outstanding ADRs. Every owner of an ADR at the time such amendment becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event may any amendment impair the right of any ADR owner to surrender its ADR and receive therefor the shares and other property represented thereby, except in order to comply with mandatory provisions of applicable law.

           Whenever so directed by Desc, the Depositary has agreed to terminate the Deposit Agreement by mailing notice of such termination to the owners of all ADRs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement at any time 60 days after (i) the Depositary shall have delivered to

Desc and all owners of ADRs a notice of its election to resign or (ii) Desc shall have delivered to the Depositary a written notice of the removal of the Depositary, and in either case provided that a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement. If any ADRs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfer of ADRs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue (i) the collection of dividends and other distributions pertaining to the shares and any other property represented by such ADRs, (ii) the sale of property and rights as provided in the Deposit Agreement and (iii) the delivery of deposited shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs subject to the applicable terms of the Deposit Agreement, including the payment of fees and other charges of the Depositary. At any time after the expiration of six (6) months from the date of termination, the Depositary may sell any remaining shares and any other property represented by such ADRs and hold the net proceeds, together with any other cash then held, without liability for interest, for the pro rata benefit of the owners of ADRs that have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except for certain indemnification obligations and the obligation to account for the net proceeds of such sale and other cash (after deducting, in each case, the fee of the Depositary for surrendered ADRs, any expenses for the account of the owner of such ADRs in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges). Upon the termination of the Deposit Agreement, Desc will also be discharged from all obligations thereunder, except for certain obligations to the Depositary.

CHARGES OF DEPOSITARY

           The Depositary will charge (i) any party to whom ADRs are delivered against deposit of Series B shares (including ADRs issued pursuant to a stock dividend or stock split declared by Desc or an exchange of ADRs or shares or distribution of ADRs pursuant to the Deposit Agreement), and (ii) each person surrendering ADRs in exchange for Series B shares or other property evidenced by such ADRs, up to $5.00 for each 100 ADSs (or fraction thereof) evidenced by the ADRs so issued or surrendered. In addition, the following charges shall be incurred by any party depositing or withdrawing Series B shares or by any party surrendering ADRs or to whom ADRs are issued (including ADRs issued pursuant to a stock dividend or stock split declared by Desc or an exchange of ADAs or shares or distribution of ADRs pursuant to the Deposit Agreement), as applicable: (i) the fees of the Depositary for the execution and delivery of ADRs, the transfers of ADRs, the surrender of ADRs and the making of any distributions; (ii) taxes and other governmental charges; (iii) the registration fees on transfers of Series B shares; (iv) such cable, telex, facsimile transmission and delivery charges as are expressly provided in the Deposit Agreement; (v) expenses that are paid or incurred by the Depositary in connection with the conversion into U.S. dollars, pursuant to the Deposit Agreement, of Mexican pesos or any other currency received by the Depositary in respect of the Series B shares held on deposit; and (vi) such fees and expenses as are incurred by the Depositary in delivery of deposited securities. Desc will pay all other charges of the Depositary.


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LIABILITY OF OWNERS FOR TAXES OR OTHER CHARGES

           Any tax or other governmental charge or expense payable by the custodian, the Depositary or its nominee as the registered holder of any deposited Series B shares represented by ADSs evidenced by any ADR shall be payable by the holder of such ADR to the Depositary. The Depositary may refuse to effect registration of transfer and withdrawal of Series B shares underlying such ADR until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the holder thereof any part or all of the deposited Series B shares underlying such ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge or expense and the owner of such ADR shall remain liable for any deficiency.

DISCLOSURE OF BENEFICIAL OWNERSHIP

           To the extent that provisions of or governing any deposited securities or the rules or regulations of any governmental authority or securities exchange or automated quotation system may require the disclosure of beneficial or other ownership of Series B shares, other shares and other securities to Desc or other persons, the Depositary shall use its best efforts to comply with Company instructions in respect of any such enforcement or limitation and owners shall comply with all such disclosure requirements and shall cooperate with the Depositary's compliance with such instructions from Desc.

OWNERSHIP RESTRICTIONS

           Desc may restrict transfers of the Series B shares where such transfer might result in ownership of Series B shares exceeding the limits under applicable law. Desc may also restrict, in such manner as it deems appropriate, transfers of the ADSs where such transfer may result in the total number of shares represented by the ADSs owned by a single owner to exceed the limits under any applicable law. Desc, may, in its sole discretion, instruct the Depositary to take action with respect to the ownership of any owner in excess of the limitation set forth in the preceding sentence, including but not limited to a mandatory sale or disposition on behalf of a holder of the Series B shares represented by the ADSs held by such owner in excess of such limitations, if and to the extent such disposition is permitted by applicable law and to the extent the same action could have been taken with respect to holders of Series B shares under similar circumstances.

LIMITATIONS ON EXECUTION, TRANSFER AND SURRENDER OF AMERICAN DEPOSITARY RECEIPTS

           The ADRs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books, at any time and from time to time, when deemed expedient by it in connection with the performance of its duties or at the request of Desc. As a condition precedent to the execution and delivery, registration of transfer, spilt-up, combination or surrender of any ADR, the delivery of any distribution thereon or withdrawal of Series B shares.

Desc, Depositary or the custodian may require payment from the person presenting the ADR or the depositor of the Series B shares of a sum sufficient to reimburse it for any tax or other governmental charge, and any stock transfer or registration fee with respect thereto and payment of any applicable fees payable by the owners of ADRs. The Depositary may refuse to deliver ADRs, register the transfer of any ADR or make any distribution on, or related to, shares until it has received such proof of citizenship, residence, exchange control approval, legal or beneficial ownership or other information as it may reasonably deem necessary or proper or as Desc may require by written request to the Depositary. The execution and delivery or transfer of ADRs generally may be suspended, and in particular instances may be refused, during any period when the transfer books of the Depositary, Desc or the Custodian are closed or if any such action is deemed necessary or advisable by the Depositary or Desc at any time or from time to time. The surrender of outstanding ADRs and withdrawal of the underlying Series B shares may not be suspended, except as required in connection with (i) temporary delays caused by closing the transfer books of the Depositary, Desc or Indeval or the deposit of the underlying Series B shares in connection with voting at a meeting of holders of Series B shares, or payment of dividends (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the underlying Series B shares. Owners of ADRs may inspect the transfer books of the Depositary at any reasonable time, provided that such inspection shall not be for the purpose of communicating with owners of the ADRs in the interest of a business or object other than the business of Desc or a matter related to the Deposit Agreement or the ADRs.

GENERAL

           Neither the Depositary nor Desc will be liable to the owners of ADRs if prevented or delayed in performing their obligations under the Deposit Agreement by the law of any country, by any governmental authority or by any circumstances beyond their control or, in the case of the Depositary, any provision of Desc's bylaws or of the securities deposited pursuant to the Deposit Agreement. The obligations of Desc and the Depositary to the owners of ADRs under the Deposit Agreement are expressly limited to performing their respective duties specified therein without negligence or bad faith.

           Neither the Depositary nor Desc assumes any obligations other than to perform without negligence and in good faith the duties specified in the Deposit Agreement. They shall be privileged to rely in good faith upon the advice or information from legal counsel, accountants, any person presenting shares for deposit or any other person they believe to be competent to give such advice or information. Neither the Depositary nor Desc shall be required to appear in, prosecute or defend any action with respect to the ADRs unless satisfactory indemnity is furnished. The Depositary will not be liable for any acts or omissions made by a successor depositary, nor will it be responsible for any failure to carry out any voting instructions, provided that its action or inaction is in good faith and in accordance with the terms of the Deposit Agreement.


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
           So long as any ADRs or ADSs evidenced thereby are listed on one or more stock exchanges, the Depositary will act as registrar or, with the approval of Desc, appoint a registrar or one or more co-registrars, for registration of such ADRs in accordance with any requirements of such exchanges. Such registrars or co-registrars shall, upon Desc's request, and may, with the approval of Desc, be removed and a substitute or substitutes appointed by the Depositary.

ITEM 2.    EXHIBITS

           1. Bylaws of Desc, S.A. de C.V.

           2. Form of Amended and Restated Deposit Agreement dated as of June 29, 1994 and effective as of July 20, 1994, as amended by Amendment No. 1 to the Amended and Restated Deposit Agreement, dated as of July 15, 1996, and entered into among Desc, S.A. de C.V., Citibank, N.A., as the Depositary Bank, and all holders from time to time of the ADRs (incorporated by reference to Exhibit A to the Registration Statement on Form F-6 (Registration No. 033-80128), with respect to the ADSs, filed on June 10, 1994.

           3. Form of ADR (incorporated by reference to the Post-Effective Amendment to the Form F-6 filed pursuant to Rule 424(b)(3), which was filed on March 15, 2004).






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                                    SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:      March 15, 2004

                                              DESC, S.A. de C.V.


                                              By:   /s/ Marisol Vazquez Mellado
                                                  ------------------------------
                                                  Name: Marisol Vazquez Mellado
                                                  Title: Treasury Director